                                                                    Exhibit 99.3

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

  The firms identified in the table below have reported that they beneficially owned at December 31, 2003 more than 5% of the outstanding shares of the Common Stock as follows:

                                                   SHARES OF COMMON    PERCENT OF COMMON
                NAME AND ADDRESS                  STOCK BENEFICIALLY   STOCK OUTSTANDING
              OF BENEFICIAL OWNER                       OWNED          BENEFICIALLY OWNED
              -------------------                 ------------------   ------------------
Brandes Investment Partners, Inc.
  and related parties
11988 El Camino Real, Suite 500
San Diego, California 92130                           28,534,995(1)           16.3%

NOTES:
  (1) Shared dispositive power in respect of 28,534,995 shares and shared voting power in respect of 22,563,208 shares, as stated in a Schedule 13G dated February 19, 2004.

  In addition, The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60675, has indicated that at the record date it held 23,053,412 shares, or approximately 13.15% of the outstanding shares, of Common Stock, including 21,463,408 shares, or approximately 12.24% of the outstanding shares, of Common Stock held as the trustee of three employee savings plans sponsored by Goodyear and certain subsidiaries.

  On the record date, each director and nominee, each person named in the Summary Compensation Table on page 12, and all directors and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the Beneficial Ownership of Management table below.

                BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                                BENEFICIAL OWNERSHIP AT MAY 10, 2004 (1)
                                     ---------------------------------------------------------------
                                                             SHARES OF
                                         SHARES OF          COMMON STOCK        SHARES OF COMMON
                                        COMMON STOCK          HELD IN           STOCK SUBJECT TO        DEFERRED SHARE
               NAME                  OWNED DIRECTLY (2)   SAVINGS PLAN (3)   EXERCISABLE OPTIONS (4)   EQUIVALENT UNITS
               ----                  ------------------   ----------------   -----------------------   ----------------
Susan E. Arnold....................           -0-                 -0-                     -0-                6,592(10)
James C. Boland....................         3,000                 -0-                     -0-                8,015(10)
John G. Breen......................         5,200(5)(6)           -0-                     -0-               38,423(10)
Christopher W. Clark...............         1,375                 869                  75,952                  -0-
Gary D. Forsee.....................         1,000                 -0-                     -0-                9,097(10)
C. Thomas Harvie...................         7,237               1,106                 142,000                1,415(11)
William J. Hudson, Jr..............         5,000                 -0-                     -0-               27,094(10)
Jarro F. Kaplan....................         3,000                 -0-                  72,490                  -0-
Robert J. Keegan...................        65,182(7)              446                 327,500                  -0-
Steven A. Minter...................         1,580(6)              -0-                     -0-               18,546(10)
Rodney O'Neal......................           -0-                 -0-                     -0-                  -0-
Shirley D. Peterson................           -0-                 -0-                     -0-                  -0-
Agnar Pytte........................         1,200(6)              -0-                     -0-               39,308(10)
Robert W. Tieken...................         4,712(8)            1,267                 159,250                1,685(11)
James M. Zimmerman.................         2,635                 -0-                     -0-                9,883(10)

All directors, the Named Officers
  and all other executive officers
  as a group (33 persons)..........       148,074(9)           23,176               1,417,252              202,174

NOTES:
   (1) The number of shares indicated as beneficially owned by each of the directors and named executive officers, and the 1,588,502 shares of Common Stock indicated as beneficially owned by all directors and officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In each case, beneficial ownership is less than one percent of all outstanding shares of Common Stock.

   (2) Unless otherwise indicated in a subsequent note, each person named and each member of the group has sole voting and investment power with respect to the shares of Common Stock shown.

   (3) Shares held in trust under Goodyear's Employee Savings Plan for Salaried Employees.

   (4) Shares which may be acquired upon the exercise of options which are exercisable prior to July 10, 2004 under Goodyear's 2002 Performance Plan (the "2002 Plan"), Goodyear's 1997 Performance Incentive Plan (the "1997 Plan") and the 1989 Goodyear Performance and Equity Incentive Plan (the "1989 Plan").

   (5) Includes 5,000 shares jointly owned by Mr. Breen and his spouse.

   (6) Includes 200 shares acquired pursuant to Goodyear's 1994 Restricted Stock Award Plan for Non-employee Directors, which shares are subject to certain restrictions.

   (7) Includes 50,000 shares acquired under the 1997 Plan and a Restricted Stock Purchase Agreement and 13,000 shares owned by his spouse.

   (8) Includes 2,000 shares owned jointly by Mr. Tieken and his spouse.

   (9) Includes 181,286 shares owned of record and beneficially or owned beneficially through a nominee, and 26,543 shares held by or jointly with family members of certain directors and executive officers.

  (10) Deferred units, each equivalent to a hypothetical share of Common Stock, accrued to accounts of the director under Goodyear's Outside Directors' Equity Participation Plan, payable in cash following retirement from the Board of Directors. See "Directors' Compensation" at page 4.

  (11) Units, each equivalent to a hypothetical share of Common Stock, deferred pursuant to performance awards earned under the 2002 Plan, 1997 Plan and the 1989 Plan and receivable in cash, shares of Common Stock, or any combination thereof, at the election of the executive officer.